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                                                                 EXHIBIT (a)(16)

                                  NEWS RELEASE

News Release
Contact: James I. Freeman
       (501) 376-5980

                               DILLARD'S INC. AND
                        MERCANTILE STORES COMPANY, INC.
                                COMPLETE MERGER

    Little Rock, Arkansas, (August 18, 1998) Dillard's, Inc. ("Dillard's") announced today that it has completed its acquisition of Mercantile Stores Company, Inc. ("Mercantile"). Mercantile has been merged with a wholly owned subsidiary of Dillard's, and each share of common stock of Mercantile not previously purchased in Dillard's tender offer which expired at 5:00 p.m., New York City time, on August 12, 1998, has been converted into the right to receive $80 in cash.